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                        [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




September 27, 1994




Loral Corporation
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to Loral Corporation (the "Company"), a corporation organized under the laws of the State of New York, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on September 28, 1994, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 5,500,000 shares of Common Stock, par value of $0.25 per share (the "Common Stock"), to be sold in accordance with the terms of the Loral Corporation 1994 Stock Option and Incentive Stock Purchase Plan ("Plan").

As counsel for the Company, we have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, we are of the opinion that the newly issued shares of Common Stock to be sold by the Company pursuant to the Plan have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan for consideration in excess of $0.25 per share, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher